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                                                                     EXHIBIT 5.3

                 [LETTERHEAD OF LATHAM & WATKINS APPEARS HERE]



                                December 4, 1998

Host Marriott Corporation
10400 Fernwood Road
Bethesda, Maryland 20817-1109

               Re: Series C Senior Notes of HMH Properties, Inc. and Guarantees of certain other Co-Registrants
                    ------------------------------------------

Ladies and Gentlemen:

          In connection with the registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") (File No. 333-50729) of Host Marriott Corporation, a Delaware corporation ("Host Marriott"), HMH Properties, Inc., a Delaware corporation ("HMH Properties") and the other Co-Registrants thereon, as amended through the date hereof pursuant to that certain post-effective amendment no. 1 thereto filed on December 1, 1998 and that certain post-effective amendment no. 2 filed on December 4, 1998 with the Securities and Exchange Commission (as so amended, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

          You have provided us with the prospectus (the "Prospectus") which is a part of the Registration Statement and which provides for the issuance and sale by HMH Properties of up to $2,200,000,000 aggregate offering price of senior notes. The Prospectus is supplemented by a prospectus supplement to the Prospectus (the "Series C Prospectus Supplement") for a proposed offering of
% Series C Senior Notes due 20     of HMH Properties (the "Series C Senior
Notes").

          In our capacity as your counsel in connection with the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by Host Marriott, HMH Properties and certain of the Co-Registrants (who, together with Host Marriott, will guarantee (the "Guarantees") the payment obligation of HMH Properties under the Series C Senior Notes
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November 30, 1998
Page 2

(such Co-Registrants, together with Host Marriott, the "Guarantors")) in connection with the authorization and issuance of the Series C Senior Notes and the Guarantees. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of all such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that certain terms of the Series C Senior Notes not established as of this date, such as interest rate and maturity will be established by the Company and the Guarantors in accordance with corporate or other organizational authorizations previously given.

          We have been furnished with, and with your consent have exclusively relied upon, certificates and representations of officers of Host Marriott, HMH Properties and the other Guarantors with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

          Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

          Subject to the foregoing and the other qualifications set forth herein, it is our opinion that, as of the date hereof:

          1. The Series C Senior Notes have been duly authorized by all necessary corporate action, and when executed, authenticated and delivered by or on behalf of HMH Properties against payment therefor, will be the legally valid and binding obligations of HMH Properties, enforceable against HMH Properties in accordance with their terms.

          2. Each of the Guarantees has been duly authorized by all necessary corporate or other applicable organizational action of the respective Guarantor, and when executed in accordance with the terms of the HMH Indenture and upon due execution, authentication and delivery of the Series C Senior Notes and upon payment therefor, will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

          The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting
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November 30, 1998
Page 3

the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses contained in
Section 4.4 of the HMH Indenture; and (v) we express no opinion concerning the manner by which the acceleration of Series C Senior Notes may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

          To the extent that the obligations of HMH Properties or any of the Guarantors under the HMH Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the HMH Indenture; that the HMH Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the HMH Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the HMH Indenture.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                              Very truly yours,


                              /s/ Latham and Watkins